AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended March 31, 1996





                                                                   Exhibit 10


               SUPPLEMENTAL RETIREMENT BENEFIT FOR JON P. NEWTON

      Following his completion of three full years of employment, American General Corporation has agreed to provide an additional retirement benefit to Mr. Newton, provided he remains with the company for a minimum of five years. This supplemental retirement benefit is to be paid outside of the qualified American General Retirement Plan and is in addition to his accrued benefit under that Plan. This supplemental benefit will vest after five continuous years of employment and is calculated as an additional year of benefit service for every year of continuous service with the company after completion of this third year, up to a maximum of six additional years.


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